                                                                       EXHIBIT A

                      STARRETT CORPORATION AND SUBSIDIARIES
                EXHIBIT SETTING FORTH THE COMPUTATION OF PRIMARY
                         EARNINGS PER SHARE INFORMATION
                     (In Thousands Except Per Share Amounts)

                                                                                NINE MONTHS ENDED
                                                                                  SEPTEMBER 30,
                                                                              ---------------------
                                                                               1995            1994
                                                                               ----            ----
Weighted average number of shares outstanding
 during the period  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6,261           6,261
                                                                              ======          ======
Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $3,899          $3,214
                                                                              ======          ======
Primary earnings per share:
     Net Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $  .62          $  .51
                                                                              ======          ======


                                       12